January 4, 2021
Rafferty Asset Management, LLC
1301 Avenue of the Americas (6th Avenue), 28th Floor
New York, New York 10019
VIA EDGAR TRANSMISSION
Mr. John Ganley
United States Securities and Exchange Commission
Division of Investment Management
100 F Street, N.E.
Washington, D.C. 20549
Re:Direxion Shares ETF Trust (the “Trust”)
File Nos.: 333-150525 and 811-22201
Dear Mr. Ganley:
Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), the Trust, on behalf of its series, the Direxion Daily Cloud Computing Bull 2X Shares and the Direxion Daily Cloud Computing Bear 2X Shares, hereby requests that effectiveness under the 1933 Act of PEA No. 287 to its registration statement on Form N-1A be accelerated to January 4, 2021. The undersigned is aware of its obligations under the 1933 Act.
If you have any additional questions or require further information, please contact Stacy L. Fuller of K&L Gates at (202) 778-9475 or Angela Brickl at Rafferty Asset Management, LLC at (646) 572-3463.
Sincerely,
DIREXION SHARES ETF TRUST
/s/ Patrick J. Rudnick
Patrick J. Rudnick
Principal Executive Officer

cc: Stacy Fuller, K&L Gates LLP
Angela Brickl, Rafferty Asset Management, LLC

FORESIDE FUND SERVICES, LLC
3 Canal Plaza, Suite 100, Portland, Maine 04101
January 4, 2021
VIA EDGAR TRANSMISSION
United States Securities and Exchange Commission
Division of Investment Management
100 F Street, N.E.
Washington, DC 20549
Re:Direxion Shares ETF Trust
File Nos.: 333-150525 and 811-22201
Ladies and Gentlemen:
Direxion Shares ETF Trust
REQUEST FOR ACCELERATION
As the principal underwriter for the Direxion Daily Cloud Computing Bull 2X Shares and the Direxion Daily Cloud Computing Bear 2X Shares, each a series of the Direxion Shares ETF Trust, the undersigned hereby requests, pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), that effectiveness under the 1933 Act of post-effective amendment No. 287 to the Direxion Shares ETF Trust’s registration statement on Form N-1A be accelerated to January 4, 2021. The undersigned is aware of its obligations under the 1933 Act.
Very truly yours,
FORESIDE FUND SERVICES, LLC
/s/ Nanette K. Chern
Nanette K. Chern
Vice President